Third Quarter 2003 Earnings
                                 Conference Call
                                  July 24, 2003
                                 10:00 a.m. CDT


Charlie

Welcome, and thank you for joining us today for our third quarter earnings conference call.

Our remarks that follow, including answers to your questions, include statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Also, please note that today we will occasionally refer to estimates from our April 24, 2003 earnings conference call as our "previous estimates." Also, unless specifically described otherwise, all per share results discussed in this call today are reported on a pre-split basis with respect to the two-for-one stock split announced this morning.

Bob, please lead off.

Bob

Thank you. As you can imagine, we are pleased with the third quarter financial results that we achieved. The $1.39 EPS was substantially above our previous estimate of $0.95 per share. These results were 12% better than our prior year's performance for the third quarter of $1.24, when we benefited from a $0.16 per share

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margin pick-up on our MTVR contract. This year, there are no large items benefiting results, so I consider this a particular success on the part of the corporation as a whole.

So, how did we beat our previous estimate by a full $0.44 per share? Let me walk you through that a bit:

     o First, our defense business really exceeded our forecasts by over $5.0 million. About one-half of the better than expected performance by our defense business was attributable to parts sales that resulted from Operation Iraqi Freedom. Replacement parts requirements generated by the recent conflict are difficult to predict, and sales have been exceeding our expectations. Add to that a very good manufacturing performance for the quarter, and you have results that were significantly better than we expected.
     o Second, Pierce delivered over $2 million in operating income in excess of our previous estimate. This was largely due to a timing issue in shipments between the third and fourth quarters, in addition to exceptional operational cost performance during the quarter.
     o And, finally, our concrete placement and refuse businesses performed more than $2 million better than projected as a result of slightly better than anticipated economic conditions during the quarter.

The cash flow generated also allowed us to repay additional debt, reducing our debt from $138 million at the end of March to just $102 million at the end of June, a $36 million reduction.

All of these positive developments lead us to increase our estimate for fiscal 2003 to $4.00 per share, up from the $3.70 confirmed at the end of last quarter. We're proud of an estimated 15.9% annual increase in earnings per share in this economy. This estimate takes into account the fact that some fire and emergency shipments were accelerated from the fourth to the third quarter, and that the economy and its effects on the refuse and concrete placement markets are soft.

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We also introduced our fiscal 2004 estimate of earnings per share at $4.35, up about 9.0% from our fiscal 2003 EPS estimate of $4.00.

In the months following the loss of the FMTV contract, we have taken the opportunity to perform a comprehensive assessment of our business model and our business practices. Both remain viable and effective; however, we have identified opportunities where a refocus or a restructuring of our resources could enhance our competitive position within each of our businesses. We will be pursuing those initiatives with vigor in the coming months, with an eye on enhancing our sales and earnings growth.

Beyond this internal assessment, there have been a number of major developments over the past three months. Chief among these is the progress that we have made on the Revolution(TM) concrete mixer drum program, which has been the main focus for our concrete placement business for more than a year now. Progress has been appropriate for the full-scale launch of production and sales in the U.S. market in early fiscal 2004. At this point, we have completed the first U.S. production unit in our fully complete and equipped new production facility. We will continue with very low-rate production through the end of the fourth fiscal quarter, so you won't see any impact on sales and earnings this fiscal year. We anticipate reaching full-rate production by mid first quarter 2004 and that sales will approach 1,000 units during fiscal 2004.

In particular, I'm extremely pleased to tell you that Waste Management and McNeilus have signed a letter of intent for McNeilus to provide a large portion of Waste Management's refuse body purchases over the next five years. We are in the final stages of developing the purchasing agreement and expect that agreement to be finalized in the next thirty days.

In recognition of these and other positive developments, the Board approved a two-for-one stock split in the form of a stock dividend effective August 6, 2003. The Board also approved a 33 1/3% increase in the cash dividend. The increase in the cash dividend is

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modest in relation to the share price increase since our last stock split, in recognition of our active acquisitions strategy. These Board actions confirm our belief that our growth prospects remain good.

Fire & Emergency

Turning to a discussion of our business segments, the fire apparatus market is under pressure from three sides - a weak economy combined with state budgetary crises and a municipal tax recession. Many anticipate that the financial crises weighing on U.S. state budgets will persist into 2004, with continued constraints on fire department budgets. The state budgetary crises have impacted local municipalities, who, in many cases, redirect funds from services such as fire and police departments to cover shortfalls in other areas. Across America, fire departments' budgets are facing cuts -- fire fighters are being layed off, fire stations are closing and capital budgets are being reduced.

Despite the current environment, Pierce and Medtec performed very well this quarter. However, we do anticipate that these market conditions will present a challenge to continued growth in fiscal 2004. And, we are addressing that challenge on several fronts.

First and foremost, we are focusing on continuing to lead in new product development. Buoyed by the successful introduction of the industry's first side roll protection system ("SRP") and TAK-4(TM) independent suspension, we believe that fire departments will continue to value exceptional performance, safety features and quality.

A bright spot on the horizon is the increased federal funding and support for the fire service since 9/11. In fiscal 2002, funds awarded by the Federal Emergency Management Agency ("FEMA") under the Fire Act reached $360 million. The 2003 Assistance to Firefighter Grant program will award approximately $750 million by year's end. The House Appropriations Committee has approved the same amount for fiscal 2004, $250 million more than requested by the President. We expect most of the new apparatus purchased as a result of

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departments receiving grant money to fall into the value-priced, commercial apparatus market segment.

Defense

In our defense business, we expect earnings growth in fiscal 2004 based on our current heavy truck programs and international business opportunities. Our focus in recent months has been on structuring our business to deliver strong results and improve our competitive position even further for upcoming opportunities. We believe our products are among the best in the world and perfectly suited to the demands of true military applications. We have highly efficient production operations in the U.S. And, we expect to benefit from lower bid-and-proposal costs.

The third round of tendering on the United Kingdom's Cargo Support Vehicle program is in full swing. All four competitors received the revised requests for proposals in June and will be submitting revised proposals by September 4. At this time, the Ministry of Defence has indicated that it still expects to name a preferred bidder in the spring of next year.

In terms of bid activities, we are also in full gear for a bid for the U.S. Marine Corps' Logistics Vehicle System Replacement ("LVSR") program. We received the tender documents in June and will submit a bid before the September 30 deadline. This is the first step in a several year competition for an estimated 900 - 1,500 vehicles.


Commercial

Diversification can prove a critical factor in success, for investors and corporations alike. The past three years have driven that point home with us. This is most evident in talking about our commercial business. Both our refuse and concrete placement businesses have been affected by difficult economic conditions over the past two years, but the balance that our defense and fire and emergency

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businesses bring to sales and earnings performance has allowed the corporation to deliver increasingly better results.

Recently, there have been reasons to be more confident that a sustainable economic recovery is in process. Despite the budgetary difficulties that plague our municipal refuse customers, the economy appears to be strengthening and we believe the fundamentals for an improvement in the economy and our commercial markets are present.

In regard to our European refuse body subsidiary, Geesink Norba Group, its markets remain largely unchanged, which is to say down. However, the company has been successfully focused on managing its cost structure and has been able to maintain solid sales and margin performance.

Now I'll turn the call over to Charlie to review the financial results in more detail. Then, I'll sum up later.

Charlie

Third Quarter Results

Let's start by looking closer at third quarter results.

Consolidated sales were up 9.9% compared to last year, with consolidated operating income margins of 7.6%, compared to 7.8% last year. Consolidated operating income was $40.9 million, up 6.6% compared to last year. A cumulative catch-up adjustment to increase MTVR margins from 3.3% to 4.3% benefited last year's third quarter results by $4.0 million.

Now, let's look at individual business segment results.

Fire and Emergency

First, fire and emergency sales increased 19.7% to $148.3 million in the third quarter, and operating income was up 11.4% to $16.1

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million, or 10.9% of sales. A strong product mix and favorable manufacturing cost performance contributed to the higher operating income compared to the prior year. Several trucks shipped unexpectedly early, contributing to significantly better performance than our previous estimates.

Pierce's backlog was down 9.3% at June 30, 2003, compared to June 30, 2002. That's consistent with our remarks in conference calls over the last nine months that fire apparatus markets were weakening due to state and municipal budget constraints.

Defense

In defense, sales were up 9.8% to $178.8 million in the third quarter due to higher truck sales to international customers and higher parts sales resulting from Operation Iraqi Freedom. Operating income rose 13.0% in the third quarter to $16.9 million. These results significantly exceeded our April 24, 2003 estimates due to the unanticipated parts sales and strong manufacturing cost performance. Last year's third quarter results reflected a cumulative catch-up to operating income of $4.0 million arising from the Company's increase of its MTVR margins to 4.3%. Margins on the MTVR contract have remained at 4.3% through June 30, 2003.

Commercial

Compared to the prior year, sales in the commercial segment were up 4.4% in the third quarter to $213.6 million, while operating income was down 15.4% to $15.0 million. Unit sales volumes declined in all product lines during the third quarter, except for front-discharge concrete mixers, but segment sales were higher due to a higher mix of lower margin package sales of truck bodies and purchased chassis and favorable translation of Geesink Norba Group sales into U.S. dollars due to strengthening of the euro. Sales and operating income were both higher than our previous estimates due to a modest improvement in order rates beyond our previous expectations. Compared to the prior year, concrete placement and

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international refuse sales were up 5.0% and 20.7%, respectively, during the quarter, while domestic refuse sales were down 9.0%.

Orders in our concrete placement business declined sharply in the third quarter compared to the prior year, probably due to pre-buying in last year's third quarter of chassis with engines under old emission standards requirements. At June 30, rear-discharge unit backlog was down 38.0% compared to prior year levels, while our front-discharge backlog was down 59.2%.

Domestic refuse body customers continued to restrain spending in the quarter, and we expect domestic refuse orders to remain soft through at least December 31, 2003. However, our domestic refuse unit backlog was up 49.2% at June 30, 2003 compared to prior year levels, primarily due to a very low backlog at June 30, 2002.

European refuse markets also remain extremely weak. Geesink Norba backlog was down 7.3% at June 30, 2003 compared to prior year levels.

Corporate

At corporate, our expenses were down $1.7 million in the third quarter compared to the prior year largely due to expenses incurred related to acquisition investigations and higher variable compensation during the third quarter of fiscal 2002.

Fourth Quarter Fiscal 2003 Outlook

Looking forward to the fourth quarter of fiscal 2003, we now expect to close the year with sales of approximately $1.9 billion, up from our previous estimate of $1.87 billion. There is no change in our estimate of fire and emergency sales of $535.0 million for fiscal 2003. We are raising our estimate of defense sales by $15.0 million to $640.0 million for the year, largely due to the impact on sales of signing and funding of a contract modification in the third quarter for non-recurring costs on MTVR variant trucks and higher parts sales.

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And, we are increasing our estimate of commercial segment sales by $15.0 million to $733.0 million for the year, largely due to a higher mix of package sales in all product lines.

Our new estimate of operating income for the year is $120.0 million. That reflects no change in our estimate of fire and emergency operating income of $53.0 million for the year in spite of the better than expected performance in the third quarter, as trucks were unexpectedly accelerated from the fourth fiscal quarter. We expect defense operating income for the year to increase $4.5 million over our previous estimate to $52.0 million, largely reflecting the improvement in third quarter earnings over previous estimates. In the commercial segment, we are raising our operating income estimate by $2.0 million to $45.0 million for the year. All of the increase was realized in the third quarter.

For the year, we are reducing our corporate expense estimate by $1.0 million, to $30.0 million, reflecting spending reductions implemented over the last quarter. We are maintaining our net interest expense estimate of $13 million for the year.

Summing it up, we expect net income of about $20.2 million and $69.8 million in the fourth quarter and fiscal year 2003 and earnings per share of $1.15 and $4.00, respectively.

And, we are now estimating that our debt will remain at $101.7 million through September 30, 2003.

Fiscal 2004 Outlook

Turning to fiscal 2004, we are assuming no acquisitions in the estimates which follow, and all comparisons refer to our revised estimates for fiscal 2003.

We are estimating consolidated sales of $1.87 billion, down 1.6% from estimated fiscal 2003 sales. Sales would remain flat at $1.9 billion if the U.S. Marine Corps funds a requirement for MTVR wreckers, which could occur any time during the period November

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2003 through January 2004, if at all. We expect fire and emergency sales to be down 2.8% to $520.0 million. We expect Pierce sales to decline about 5.0% in fiscal 2004 due to municipal and state budget constraints. We believe industry volumes may decline by double that amount. We expect strong snow removal and aircraft rescue and firefighting vehicle sales to offset some of the weakness in our fire apparatus sales. We are projecting defense sales to decrease 12.5% to $560.0 million. Again, this estimate could increase $30 million if the U.S. Marine Corps funds the MTVR wrecker requirement. We expect MTVR sales to decline about $126.0 million in fiscal 2004. We expect some of that decrease to be offset by higher international sales and higher sales under our Family of Heavy Tactical Vehicles contract. In the commercial segment, we are projecting sales growth of 9.1% to $800.0 million. We continue to be very cautious about any economic recovery, but we are anticipating that the launch of our Revolution(TM) drum will spur some sales growth. We're projecting concrete placement sales growth of 12.3% in fiscal 2004. We're projecting domestic refuse sales to increase 10.5% in fiscal 2004, largely resulting from increased business with the largest commercial waste haulers, while we expect municipal refuse spending to remain soft. We're estimating that Geesink Norba refuse sales will be flat in fiscal 2004 as we project no recovery in European markets next year.

By quarter in fiscal 2004, we believe that these sales expectations by segment would result in consolidated sales of approximately $423.0 million in quarter one, $473.0 million in quarter two, $517.0 million in quarter three and $457.0 million in quarter four.

With respect to operating income, we are projecting consolidated operating income to be up about 10.0% to $132.0 million in fiscal 2004. By segment, we are projecting fire and emergency operating income to decline 4.7% to $50.5 million in fiscal 2004, which is largely consistent with the estimated sales decline in the segment. We are projecting defense operating income to increase 3.8% to $54.0 million in fiscal 2004. This estimate assumes lower bid and proposal spending and an improved product mix involving more heavy payload defense vehicles. Our defense operating income estimate assumes MTVR contract margins of 4.3% in fiscal 2004. We

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continue to target 6.0% to 6.5% margins over the contract life. A one percentage point increase in MTVR margins in fiscal 2004 would amount to $9.0 million in operating income, or $0.32 per share. Periodically, we will monitor manufacturing cost performance and the durability of fielded trucks, among other factors, and adjust margins accordingly. Another important factor impacting our defense segment earnings in fiscal 2004 will be the status of a U.S. Marine Corp contract modification to fund wreckers on an MTVR chassis. We previously reported that such wrecker contract modification, if funded, would be recognized as a separate contract from the base MTVR contract. If funded, the modification would add about $30.0 million in sales in fiscal 2004 at higher margins than earned under the base MTVR contract. In the commercial segment, we are projecting operating income to increase 24.4% to $56.0 million. We are projecting concrete placement operating income to be up 21.0% in fiscal 2004. We will ramp up the sale of Revolution(TM) drums slowly in fiscal 2004, during which we expect to sell about 1,000 Revolution drums. We expect domestic refuse operating income to be up 41.0% in fiscal 2004, off a low base in fiscal 2003, due to higher projected sales and cost reduction plans in place. We're projecting our Geesink Norba Group operating income to be up 10.5% in fiscal 2004, solely due to cost reduction plans.

We expect corporate expenses to approximate $28.5 million in fiscal 2004, down from $30.0 million in fiscal 2003. This decrease reflects lower costs to implement requirements of the Sarbanes-Oxley Act, since we expect that effort to be largely complete by September 30, 2003, and other cost reduction plans. We are projecting net interest costs to increase $1.0 million to $14.0 million in fiscal 2004. While we expect our debt to be lower on average in fiscal 2004, we anticipate interest rates to rise from these historically low levels.

These estimates, assuming an effective tax rate of 36.8% and $2.7 million of equity in earnings of our leasing partnership, lead to a net income estimate of $77.3 million for fiscal 2004.

By quarter, we expect net income to approximate $13.4 million in quarter one, $18.1 million in quarter two, $25.0 million in quarter

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three and $20.7 million in quarter four. Assuming 17,750,000 average diluted shares outstanding for the year on a pre-split basis, these net income estimates would translate to earnings per share estimates of $0.76 in quarter one, $1.02 in quarter two, $1.41 in quarter three and $1.16 in quarter four. These quarterly earnings estimates reflect substantially higher earnings per share in the first half of fiscal 2004 and relatively flat earnings per share in the second half of fiscal 2004.

In the first half of the year, we expect a strong mix of Family of Heavy Tactical Vehicle contract and international defense truck sales to contribute to higher earnings. In the second half of fiscal 2004, we have tough quarterly earnings comparators, and declining MTVR sales. Now, if the U.S. Marine Corps funds the wrecker modification, or if there is a stronger than expected economic recovery, that could contribute to earnings growth in the second half of fiscal 2004.

Starting next quarter, we will be reporting earnings per share after giving effect to the two-for-one stock split announced this morning. Let me make the transition a little easier for you by providing you now with our fiscal 2003 and 2004 EPS, both actual and projected, by quarter, and giving effect to the stock split:

                               Fiscal 2003               Fiscal 2004
                               -----------               -----------
         First quarter             $0.32                     $0.38 P
         Second quarter             0.40                      0.51 P
         Third quarter              0.69                      0.70 P
         Fourth quarter             0.58 P                    0.58 P
         Fiscal year                2.00 P                    2.18 P

         P = Projected

Of course, there are downsides to every estimate. The launch of the Revolution could be delayed or encounter difficulties. The economy could enter a double dip recession. Upsides to these estimates primarily involve the opportunity to improve MTVR margins, U.S. Marine Corps funding of the wrecker modification, a better than expected launch of the Revolution drum and a stronger economic

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recovery than expected. Please review our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will remain flat in fiscal 2004, but cash will fluctuate with seasonal working capital demands. We presently plan to hold excess cash in furtherance of our acquisition strategy. We expect capital spending to approximate $30 million in fiscal 2004, much of which will continue to support the worldwide rollout of the Revolution composite mixer drum.

Now, Bob will close our prepared remarks.

Bob:

Closing

In wrapping up, we're very pleased with our earnings to date in fiscal 2003, when many industrial companies are continuing to face earnings difficulties. We believe that we have the opportunity to follow fiscal 2003 with an even better financial performance in fiscal 2004 based on strength in our defense and commercial segments. We've built a great company, and we're moving it straight forward.

Operator, please commence the question and answer period.



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